UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 15, 2007

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 15, 2007 the Company and Fernando Aguirre, Chairman and Chief Executive Officer, entered into a letter agreement (the "Letter Agreement") renewing, with certain modifications, Mr. Aguirre’s 2004 employment agreement, which expired on January 11, 2007. As amended by the Letter Agreement, Mr. Aguirre’s employment agreement provides that his employment will continue on an "at will" basis, and that his annual base salary and annual target bonus will be set by the Compensation & Organization Development Committee of the Company’s Board of Directors from time to time. Mr. Aguirre’s annual base salary, effective as of January 1, 2007, has been set at $900,000 and his target bonus at 130% of annual base salary. The Letter Agreement provides that benefits otherwise payable to Mr. Aguirre upon termination of employment may be modified in advance by the Company’s Board of Directors under certain circumstances. Except as provided in the Letter Agreement, the terms of Mr. Aguirre’s 2004 employment agreement are renewed in their entirety.

In accordance with the Letter Agreement, Mr. Aguirre also has been granted a restricted stock award for shares having a value of $1,200,000 that vests in equal annual installments over a three year period. The Letter Agreement further provides that Mr. Aguirre will be eligible for an additional restricted stock grant with a targeted value of $1,600,000, subject to approval by the Compensation Committee. The Letter Agreement also recites that his previously granted target long-term incentive program (LTIP) award opportunity for the 2007-2009 performance period under the Chiquita Stock and Incentive Plan is $1,600,000.

A copy of the Letter Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Letter Agreement, dated April 12, 2007 and effective April 15, 2007, between Chiquita Brands International, Inc. and Fernando Aguirre.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

April 17, 2007	By:	/s/James E. Thompson

Name: James E. Thompson
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement